Exhibit 5.2

July 25, 2006

Axonyx Inc.
500 7th Avenue, 10th Floor
New York, New York 10018

        Re: Axonyx Inc.—Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Axonyx Inc., a Nevada corporation (the "Company"), in connection with the proposed issuance of, subject to adjustment, up to 76,975,542 shares (the "Shares") of common stock, $0.001 par value per share ("Company Common Stock"), and warrants to purchase 12,000,000 shares of Company Common Stock (the "Warrants"), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on July 25, 2006 (the "Registration Statement"), and that certain Agreement and Plan of Merger and Reorganization dated as of June 7, 2006 (the "Merger Agreement") by and among the Company, Autobahn Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and TorreyPines Therapeutics, Inc., a Delaware corporation ("TorreyPines").

        The Merger Agreement provides that, upon completion of the merger of TorreyPines with and into Merger Sub (the "Merger"), (i) each outstanding share of TorreyPines common stock will be converted into the right to receive 1.299 shares of Company Common Stock (such ratio, the "Exchange Ratio") and (ii) each outstanding share of TorreyPines Series A Preferred Stock, TorreyPines Series B Preferred Stock, TorreyPines Series C Preferred Stock and TorreyPines Series C-2 Preferred Stock (collectively, the "TorreyPines Preferred Stock") will be converted into the right to receive 1.299 shares of Company Common Stock and each holder of TorreyPines Preferred Stock will also receive its pro rata portion of the Warrants based on the number of shares of TorreyPines Preferred Stock held by such holder as a percentage of the total shares of TorreyPines Preferred Stock outstanding, all subject to adjustment to account for a reverse stock split to be effected by the Company. The Merger Agreement also provides that immediately prior to the Merger, the Company shall effect a reverse stock split whereby each share of Company Common Stock issued and outstanding shall be converted into and become a fractional number of fully paid and nonassessable shares of Company Common Stock to be determined by the Company and TorreyPines (the "Reverse Stock Split"). Pursuant to the Registration Statement, the Company will effect the Reverse Stock Split by filing an amendment to the Company's Articles of Incorporation, a copy of which amendment is attached as Annex E to the Registration Statement (the "Split Amendment") such that a Company stockholder will own one share of Company Common

Stock for each 5 to 10 shares of issued common stock held by that stockholder immediately prior to the effective time of the Reverse Stock Split, the exact split ratio within the 5:1 to 10:1 range to be determined by the Company's Board of Directors prior to the effective time of the split (the "Final Split Ratio"). The Merger Agreement also provides that, immediately prior to the Merger, the Company will change its state of incorporation from Nevada to Delaware (the "Reincorporation"). As described in the Registration Statement, the Company will effect the Reincorporation by (i) adopting a Plan of Conversion, a copy of which is attached as Annex F to the Registration Statement (the "Plan of Conversion"), (ii) filing with the Nevada Secretary of State a Certificate of Conversion (the "Nevada Conversion Certificate"), (iii) filing with the Delaware Secretary of State a Certificate of Conversion (the "Delaware Conversion Certificate") and a Certificate of Incorporation, a copy of which is attached as Annex G to the Registration Statement (the "Certificate of Incorporation") and (iv) the adoption by the Company's Board of Directors of new Bylaws, a copy of which is attached as Annex H to the Registration Statement (the "Delaware Bylaws"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that the Shares, the Warrants, the Common Stock issuable upon exercise of the Warrants (the "Warrant Shares"), the Split Amendment, the Plan of Conversion and the Certificate of Incorporation have been duly authorized by all necessary corporate action of the Company; (ii) assumed that prior to the issuance of any of the Shares, the Warrants or the Warrant Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of TorreyPines will have adopted the Merger Agreement and approved the Merger, (c) the stockholders of the Company will have approved the issuance of the Shares and the Warrants, the Split Amendment, the Plan of Conversion and the Certificate of Incorporation, (d) no adjustment to the Exchange Ratio has occurred pursuant to the terms of the Merger Agreement or otherwise, other than to reflect the Reverse Stock Split, (e) the Final Split Ratio determined by the Company's Board of Directors and reflected in the Split Amendment will be within the 5:1 to 10:1 range set forth in the Registration Statement, (f) the Split Amendment and the Nevada Conversion Certificate will have been properly filed with and accepted by the Nevada Secretary of State, (g) the Delaware Conversion Certificate and the Certificate of Incorporation will have been properly filed with and accepted by the Delaware Secretary of State and (h) the Company's Board of Directors will have adopted the Delaware Bylaws; (iii) assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, (iv) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares, the Warrants and the Warrant Shares will be taken in a timely manner and (v) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

        We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

        Subject to the foregoing, it is our opinion that, as of the date hereof, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement and, in the case of the Warrant Shares, in accordance with the terms of the Warrants, the Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP